SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report: (Date of earliest event reported): November 4, 1996

                               DI INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        TEXAS                          1-8226                    74-2144774
(STATE OF INCORPORATION)       (COMMISSION FILE NUMBER)        (IRS EMPLOYER
                                                             IDENTIFICATION NO.)

                           450 GEARS ROAD, SUITE 625
                              HOUSTON, TEXAS 77077
             (ADDRESS OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  713/874-0202
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                (NOT APPLICABLE)
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.     OTHER EVENTS

      On November 4, 1996, DI Industries, Inc., a Texas corporation (the "Company") announced that it had entered into a letter of intent to acquire substantially all of the operating assets of Diamond M Onshore, Inc., a wholly-owned subsidiary of Diamond M Offshore, Inc. (NYSE-DO). If the transaction is consummated, the Company would acquire 10 land drilling rigs, all of which are currently operating, 18 trucks, a yard facility in Alice, Texas, and various other related inventory, spare parts, and equipment. All the operating assets are expected to be purchased on an "as is, where is" basis. The purchased assets would not include cash, notes, or accounts receivable. The letter of intent provides that the purchase price for the assets is to be mutually agreed by the parties, but should not be less than $24,000,000 nor more than $26,000,000.

      The letter of intent contemplates that the transaction would be closed on or before December 31, 1996, subject to negotiation of a definitive asset purchase agreement and to obtaining regulatory approvals, including under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976, as amended. The parties to the transaction have also agreed in principle that upon the execution of the definitive asset purchase agreement the Company will make a $2,000,000 deposit with a financial institution acceptable to both the seller and the Company. The deposit will be nonrefundable to the Company unless the Company's conditions to the Closing, as set forth in the definitive asset purchase agreement, are not satisfied through no fault of the Company, or unless the contemplated transaction is not closed by mutual agreement. The seller's sole remedy for the failure of the transaction to close due to the fault of the Company will be to receive the Company's $2,000,000 deposit. The letter of intent further provides that it may be terminated by either party at any time after November 12, 1996, if a definitive asset purchase agreement has not been executed and delivered by the parties thereto by such date.

                                   SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 5, 1996

                                    DI INDUSTRIES, INC.

                                    By: /s/ T. Scott O'Keefe
                                            T. Scott O'Keefe,
                                            Senior Vice President and
                                            Chief Financial Officer

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